Dell Technologies Inc.
One Dell Way, RR1–33
Round Rock, Texas 78682
_________

October 7, 2021
VMware, Inc.
3401 Hillview Avenue
Palo Alto, CA 94304

RE: Separation and Distribution Agreement

Ladies and Gentlemen:
Reference is made to that certain Separation and Distribution Agreement, dated as of April 14, 2021 (as amended, restated, supplemented or modified from time to time, the “Separation and Distribution Agreement”), by and between Dell Technologies Inc., a Delaware corporation (“Dell”) and VMware, Inc., a Delaware corporation (“VMware” and together with Dell, the “Parties”). Capitalized terms used but not defined in this letter agreement shall have the meanings assigned to them in the Separation and Distribution Agreement.
1.Notwithstanding anything to the contrary contained in Section 3.1(a) of the Separation and Distribution Agreement or otherwise therein, the Parties hereby agree that (unless subsequently otherwise agreed in writing by the Parties), the Distribution Date shall be the later of (a) the 12th day (or if such day is not a Business Day, the next succeeding Business Day) following the satisfaction (or, to the extent permitted by Law, waiver) of the conditions set forth in Article VII of the Separation and Distribution Agreement (other than those conditions that by their nature are to be satisfied at the consummation of the Distribution, but subject to the satisfaction (or, to the extent permitted by applicable Law, waiver) of those conditions at the consummation of the Distribution) and (b) November 1, 2021.
2.The Parties further agree that the VMware Special Dividend Amount shall be $11.5 billion.
This letter agreement, together with the Separation and Distribution Agreement, constitutes the entire agreement between the Parties and with respect to the subject matter set forth herein and supersedes any previous agreements or understandings with respect thereto between the Parties. The provisions of Article XII (Miscellaneous) of the Separation and Distribution Agreement shall apply to this letter agreement, mutatis mutandis.

[SIGNATURE PAGES FOLLOW]

Please indicate your acceptance of the terms of this letter agreement by signing where set forth below.

Very truly yours,

DELL TECHNOLOGIES INC.

By:	/s/ Robert Potts
Name: Robert Potts
Title: Senior Vice President and Assistant Secretary

[LETTER AGREEMENT REGARDING SEPARATION AND DISTRIBUTION AGREEMENT]

ACKNOWLEDGED AND AGREED as of the date set forth above:

VMWARE, INC.

By:	/s/ Raghu Raghuram
Name: Raghu Raghuram
Title: Chief Executive Officer

[LETTER AGREEMENT REGARDING SEPARATION AND DISTRIBUTION AGREEMENT]